EXHIBIT 99.1
IDEX CORPORATION REPORTS THIRD QUARTER 2008 RESULTS;
8% ORDERS GROWTH, 9% SALES GROWTH AND RECORD FREE CASH FLOW
NORTHBROOK, IL, October 20 – IDEX Corporation (NYSE: IEX) today announces third quarter 2008 results.
New orders in the quarter totaled $353 million, 8 percent higher than the prior-year period. Sales in the quarter totaled $365 million, 9 percent higher than the prior-year period.
Third quarter operating income of $61 million was 4 percent lower than the prior-year period. Operating margin of 16.7 percent reflected a 220 basis point decline versus the prior-year period, due primarily to the impact of the previously announced restructuring-related charges as well as the impact from acquisitions. Excluding the impact of the restructuring-related charges and acquisitions, operating margin was 18.6 percent, a 30 basis point decline versus the prior-year period.
Income from continuing operations of $40 million increased 4 percent over the third quarter of the previous year. Diluted earnings per share from continuing operations of 49 cents improved 2 cents, or 4 percent, from the third quarter of the previous year. Excluding the impact of the restructuring- related costs, diluted earnings per share from continuing operations was 53 cents, an improvement of 6 cents, or 13 percent, from the third quarter of the previous year.
The results reported herein are preliminary and do not include a non-cash charge for impairment of goodwill for the Fluid Management Americas business unit.
Third Quarter 2008 Results and Recent Events (from Continuing Operations)
•	Orders increased 8 percent compared to the prior-year period (6 percent acquisitions, flat organic and 2 percent foreign currency translation)

•	Sales increased 9 percent compared to the prior-year period (7 percent acquisitions, 1 percent organic and 1 percent foreign currency translation)

•	Income increased 4 percent to $40 million

•	Diluted EPS of 49 cents was 2 cents, or 4 percent, ahead of the prior-year period (excluding restructuring costs, diluted EPS of 53 cents was 6 cents, or 13 percent, ahead of the prior year period)

•	EBITDA of $74 million was 20.4 percent of sales and covered interest expense by more than 19 times

•	Third quarter free cash flow of $68 million represented 167 percent of net income

•	Closed 3 acquisitions (Richter Chemie-Technik, iPEK and IETG)
     “We are positioning our Company to perform well in a very challenging environment. We are taking steps to address the downside risks in associated markets while still investing for growth in end markets that should outperform the economy. Our restructuring efforts will result in cost reductions of $15 to $17 million which is higher than previously announced. In addition to the restructuring, the impact from the recent acquisitions supports our ability to grow earnings despite uncertain market conditions.
     Given our current outlook, we expect full year 2008 total revenue growth in the range of 10 to 11 percent and pre-restructuring EPS to range from $2.00 to $2.04 compared to $1.90 in the prior year. In addition, 2008 free cash flow is strong and will significantly exceed net income. For the fourth quarter of 2008, we project total revenue growth in the range of 8 to 10 percent and pre-restructuring EPS in the range of 41 to 45 cents per diluted share.
     We are also pleased with our recent acquisitions of Richter, iPEK, and IETG. Richter is a leader in the growing market for corrosion resistant, specialty pumps and valves and enables us to extend our service capability in the process industry within the Fluid and Metering Technologies segment. Both iPEK and IETG are industry experts in flow monitoring products, systems and services supporting the growing water and wastewater markets in Europe and the UK, respectively. By leveraging iPEK and IETG with our ADS Environmental Services business, we will expand our capabilities to serve this critical market segment.”
Lawrence D. Kingsley
Chairman and Chief Executive Officer

Business Highlights

Fluid & Metering Technologies
o	Sales in the third quarter of $170.3 million reflected 18 percent growth (13 percent acquisitions, 4 percent organic and 1 percent foreign currency translation). Growth was driven by continued global demand for infrastructure-related applications and acquisition performance.

o	Operating margin of 20.1 percent represented a 180 basis point decline compared with the third quarter of 2007, primarily due to the impact of recent acquisitions. Excluding the impact of recent acquisitions, operating margin was 21.5%, a 40 basis point decline compared with the prior-year period.
Health & Science Technologies
o	Sales in the third quarter of $82.9 million were flat compared to the third quarter of 2007 (3 percent acquisitions, -4 percent organic and 1 percent foreign currency translation). The organic decline was primarily due to the previously announced exit from two specific OEM contracts.

o	Operating margin of 20.7 percent reflected a 60 basis point improvement compared with the third quarter of 2007.
Dispensing Equipment
o	Sales of $31.5 million in the third quarter reflected a 17 percent decline compared with the third quarter of 2007 (-21 percent organic and 4 percent foreign currency translation), due to the deterioration of capital spending in both the North American and European markets.

o	Operating margin of 7.1 percent represented a 760 basis point decline compared with the third quarter of 2007, primarily due to lower volume within related end markets.
Fire & Safety/Diversified Products
o	Sales in the third quarter of $81.2 million reflected 15 percent growth compared with the prior year (13 percent organic and 2 percent foreign currency translation). The engineered band clamping business as well as the rescue tools business achieved significant growth driven by strong global demand for infrastructure-related applications and rescue equipment serving emerging markets.

o	Operating margin of 25.3 percent represented a 190 basis point improvement compared with the third quarter of 2007.
For the third quarter of 2008, Fluid & Metering Technologies contributed 46 percent of both sales and operating income; Health & Science Technologies accounted for 23 percent of both sales and operating income; Dispensing Equipment accounted for 9 percent of sales and 3 percent of operating income; and Fire & Safety/Diversified Products represented 22 percent of sales and 28 percent of operating income.
Acquisitions
During the month of October, the company completed 3 acquisitions which will result in approximately $110 million of revenue in 2009. Cash consideration for the 3 acquisitions was approximately $175 million. Richter Chemie-Technik, a leading provider of premium quality corrosion resistant pumps, valves and control equipment serving the severe duty chemical and pharmaceutical process markets, enhances our presence in the global infrastructure markets, particularly in the areas of specialty chemical and pharmaceutical manufacturing. iPEK, a renowned supplier of remote controlled systems for infrastructure analysis in waste water collection systems and IETG a leading provider of wastewater services and underground utility detection and mapping services in the UK, both expand the company’s capabilities in serving the demand for inspection and maintenance of the aging water and wastewater infrastructure worldwide. These acquisitions are expected to be accretive to 2009 earnings.
Restructuring
As previously announced, IDEX has commenced the cessation of manufacturing operations in the Dispensing segment’s Milan, Italy facility. In addition, IDEX has initiated Company-wide plans which include management and administrative workforce reductions as well as an additional facility consolidation. The projected savings in costs and operating expenses resulting from these restructuring activities is expected to be $15 to $17 million annually beginning in 2009.
In the third quarter of 2008, the Company incurred non-recurring severance and non-severance related charges of $5.3 million. The Company expects to incur approximately $10 million of restructuring-related charges in the fourth quarter of 2008. The approximately $15 million of total restructuring-related costs are inclusive of the estimated $5 to $6 million of costs relating to the Milan, Italy facility.

Goodwill Impairment
On October 16, 2008, the Company concluded that a significant non-cash impairment charge is required in the third quarter of 2008 to reduce the carrying value of the goodwill associated with the Company’s Fluid Management Americas subsidiary (a reporting unit within the Company’s Dispensing Segment). The Company determined that the charge is appropriate due to the combination of the recent downturn in capital spending by the customer base and the loss of a major retail customer during the third quarter. The Company currently estimates the pre-tax charge to be in the range of $15 to $35 million. This charge is not part of the operating results reported herein as the finalization of the charge is pending the completion of certain asset valuations and will be recorded and reported in the filing of the Company’s Form10-Q for the period ended September 30, 2008. Prior to the adjustment relating to the charge, the carrying value of Fluid Management Americas goodwill is approximately $51 million as of September 30, 2008.
While the goodwill impairment charge will reduce reported results under accounting principles generally accepted in the United States of America, it will be non-cash in nature and will not affect the Company’s liquidity, cash flows from operating activities, debt covenants, nor have any impact on future operations.
Conference Call to be Broadcast over the Internet
IDEX will broadcast its third quarter earnings conference call over the Internet on Tuesday, October 21, 2008 at 9:30 a.m. CT. Chairman and Chief Executive Officer Larry Kingsley and Vice President and Chief Financial Officer Dominic Romeo will discuss the company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors also will be able to hear a replay of the call by dialing 888.203.1112 or 719.457.0820 and using conference ID #1429642.
A Note on EBITDA and Free Cash Flow
EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.
EBITDA and Free Cash Flow bridge

		For the Quarter Ended
		September 30,			June 30,
		2008	2007	Change	2008	Change
→	Income before Taxes	$59.7	$58.0	3%	$70.7	(16)%
→	Depreciation and Amortization	10.9	9.8	11	12.2	(11)
→	Interest	3.9	5.5	(30)	4.1	(6)

→	EBITDA	$74.5	$73.3	1	$87.0	(14)

→	Cash Flow from Operating Activities	$72.9	$58.6	24%	$65.5	11%
→	Capital Expenditures	(5.9)	(5.9)	—	(6.9)	(15)
→	Excess Tax Benefit from Stock-Based Compensation	0.6	1.0	(46)	2.2	(75)

→	Free Cash Flow	$67.6	$53.7	26	$60.8	11

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries – all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.
For further information on IDEX Corporation and its business units, visit the company’s Web site at
www.idexcorp.com.
(Tables follow)

IDEX CORPORATION
Condensed Statements of Consolidated Operations
(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net sales	$365,193	$334,884	$1,134,165	$1,012,634
Cost of sales	217,447	197,219	668,044	587,771

Gross profit	147,746	137,665	466,121	424,863
Selling, general and administrative expenses	81,614	74,517	258,082	231,298
Restructuring expenses	5,276	—	5,276	—

Operating income	60,856	63,148	202,763	193,565
Other income — net	2,723	437	3,885	1,531
Interest expense	3,861	5,537	13,619	17,974

Income from continuing operations before income taxes	59,718	58,048	193,029	177,122
Provision for income taxes	19,343	19,231	65,221	59,639

Income from continuing operations	40,375	38,817	127,808	117,483
Loss from discontinued operations, net of tax	—	(405)	—	(774)

Net income	$40,375	$38,412	$127,808	$116,709

Basic Earnings per Common Share:

Continuing operations	$0.49	$0.48	$1.57	$1.46
Discontinued operations	—	—	—	(0.01)

Net income	$0.49	$0.48	$1.57	$1.45

Diluted Earnings per Common Share:

Continuing operations	$0.49	$0.47	$1.55	$1.43
Discontinued operations	—	—	—	(0.01)

Net income	$0.49	$0.47	$1.55	$1.42

Share Data:

Basic weighted average common shares outstanding	81,572	80,832	81,320	80,563

Diluted weighted average common shares outstanding	82,957	82,311	82,663	82,005

IDEX CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2008	2007

Assets
Current assets
Cash and cash equivalents	$233,977	$102,757
Restricted cash	—	140,005
Receivables — net	210,189	193,326
Inventories	191,863	177,435
Other current assets	22,450	23,615

Total current assets	658,479	637,138
Property, plant and equipment — net	172,093	172,999
Goodwill and intangible assets	1,308,119	1,168,785
Other noncurrent assets	12,546	10,672

Total assets	$2,151,237	$1,989,594

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$88,648	$84,209
Accrued expenses	106,311	99,125
Short-term borrowings	5,999	5,830
Dividends payable	9,787	9,789

Total current liabilities	210,745	198,953
Long-term borrowings	466,498	448,901
Other noncurrent liabilities	196,716	179,017

Total liabilities	873,959	826,871
Shareholders’ equity	1,277,378	1,162,723

Total liabilities and shareholders’ equity	$2,151,237	$1,989,594

-more-

IDEX CORPORATION
Company and Business Group Financial Information
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,(a)		September 30,(a)
	2008	2007	2008	2007

Fluid & Metering Technologies
Net sales	$170,258	$143,842	$518,546	$421,642
Operating income (b)	34,243	31,559	103,143	91,443
Operating margin	20.1%	21.9%	19.9%	21.7%
Depreciation and amortization	$5,842	$4,310	$18,605	$12,428
Capital expenditures	2,519	2,883	7,695	8,992

Health & Science Technologies
Net sales	$82,889	$83,266	$253,778	$246,356
Operating income (b)	17,151	16,703	48,284	45,733
Operating margin	20.7%	20.1%	19.0%	18.6%
Depreciation and amortization	$2,573	$3,316	$8,411	$8,162
Capital expenditures	1,294	1,207	3,894	3,987

Dispensing Equipment
Net sales	$31,543	$38,145	$138,152	$135,897
Operating income (b)	2,232	5,625	27,759	31,577
Operating margin	7.1%	14.7%	20.1%	23.2%
Depreciation and amortization	$946	$854	$3,215	$2,431
Capital expenditures	652	694	2,236	2,448

Fire & Safety/Diversified Products
Net sales	$81,189	$70,592	$227,099	$212,596
Operating income (b)	20,568	16,533	56,906	50,008
Operating margin	25.3%	23.4%	25.1%	23.5%
Depreciation and amortization	$1,206	$1,235	$3,950	$4,289
Capital expenditures	789	829	3,929	2,528

Company
Net sales	$365,193	$334,884	$1,134,165	$1,012,634
Operating income	60,856	63,148	202,763	193,565
Operating margin	16.7%	18.9%	17.9%	19.1%
Depreciation and amortization(c)	$10,879	$9,826	$35,092	$28,305
Capital expenditures	5,851	7,794	19,164	20,924

(a)	Three month and nine month data includes acquisition of ADS (January2008) and Quadro (June 2007) in the Fluid & MeteringTechnologies Group and Isolation Technologies (October 2007) in the Health & Science Technologies Group from the date of acquisition.

(b)	Group operating income excludes unallocated corporate operating and restructuring expenses.

(c)	Excludes amortization of debt issuance expenses and unearned compensation.